Exhibit 15

Goody’s Family Clothing, Inc.
Knoxville, Tennessee

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Goody’s Family Clothing, Inc. and Subsidiaries as of and for the periods ended July 31, 2004 and August 2, 2003 as indicated in our report dated August 18, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, is incorporated by reference in Registration Statements Nos. 333-32357, 33-51210, 33-68520, 333-00052 and 333-09595 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
August 18, 2004

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